Exhibit 99.1

Contact: Rebecca Hallman River Financial Corporation Investor Relations Phone: (334) 290-2709 Email:InvestorRelations@river.bank	2611 Legends Drive Prattville, AL. 36066 www.riverbankandtrust.com

Press Release:  River Financial Corporation Announces Completion of Merger with Peoples Southern Bank

Prattville, AL – November 1, 2018 – River Financial Corporation, parent company of River Bank & Trust,  announced today that it has completed the merger with Peoples Southern Bank and its parent company, PSB Bancshares, Inc.  Peoples Southern Bank offices in Clanton and Thorsby will now operate as River Bank & Trust. With the addition of Peoples Southern Bank, on a pro forma combined basis, the bank has total assets exceeding one billion dollars and becomes one of the largest community banks headquartered in Alabama.

There are now fourteen River Bank & Trust locations across Alabama with offices in Alexander City, Auburn, Clanton, Daphne, Gadsden, Millbrook, Montgomery, Opelika, Prattville, Thorsby, and Wetumpka.

“We are very excited to have completed the merger with Peoples Southern Bank to further extend and strengthen our central Alabama service area,” said Jimmy Stubbs, Chief Executive Officer of River Bank & Trust. “Peoples Southern Bank has had a wonderful history of service to its customers and in Chilton County since 1901, and a culture that aligns very well with that of River Bank & Trust.”

“This merger allows Peoples Southern Bank employees and customers to partner with a bank that has been recognized for its financial strength and exceptional customer service,” stated Richard Moore, President and Chief Executive Officer of Peoples Southern Bank. “The culture of River Bank is almost identical to ours.  And our customers will benefit from the expanded network of office locations and ATMs, and broader product and service offerings.”

“We’re pleased to welcome PSB employees and clients to the River Bank family,” stated Jimmy Stubbs. “As one of the top performing community banks in the state, we believe that River Bank & Trust will make a difference in the lives of the people and businesses in Chilton County.”

About River Bank & Trust

Founded in 2006 by a group of community leaders who understood the need for a locally owned and managed bank, River Bank & Trust is a full-service community bank with offices in Alexander City, Auburn, Clanton, Daphne, Gadsden, Millbrook, Montgomery, Opelika, Prattville, Thorsby, and Wetumpka.  The bank’s mission is to be a trusted partner and friend, helping neighbors and businesses in the communities we serve reach their financial goals.  For more information, visit riverbankandtrust.com.